UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)


                          (AMENDMENT NO. ___________)*


                           SNYDER COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    832914105
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                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                                Page 1 of 4 pages

                                  SCHEDULE 13G

CUSIP No. 832914105                                            Page 2 of 4 Pages

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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Michele D. Snyder

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)    /   /
                                                            (b)    /   /
--------------------------------------------------------------------------------
3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
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                  5     SOLE VOTING POWER
 NUMBER OF
  SHARES                3,586,711
BENEFICIALLY  ------------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             None
   PERSON     ------------------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        3,586,711
              ------------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,586,711
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        /   /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G
Item 1(a) Name of Issuer
            Snyder Communications, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices
            6903 Rockledge Drive, 15th Floor
            Bethesda, Maryland  20817

Item 2(a) Name of Person Filing
            Michele D. Snyder

Item 2(b) Address of Principal Business Office or, if None, Residence
            6903 Rockledge Drive, 15th Floor
            Bethesda, Maryland 20817

Item 2(c) Citizenship
            United States of America

Item 2(d) Title of Class of Securities
            Common Stock, $0.001 par value

Item 2(e) CUSIP No.
            832914105

Item 3 If this statement is filed pursuant to Rules 13(d)-1(b) or 13d-2(b), check whether the person filing is a:

            Not applicable


Item 4      Ownership

            (a)  Amount Beneficially Owned:
                  3,586,711 (as of December 31, 1996)

            (b)  Percent of Class:
                  10.7% (based on 33,521,562 shares outstanding on December 31,
                  1996)

            (c)  Number of shares as to which such person has:
                  (i)  sole power to vote or to direct the vote
                        3,586,711

                  (ii) shared power to vote or to direct the vote
                        None


                               Page 3 of 4 pages

                  (iii) sole power to dispose or to direct the disposition of
                         3,586,711

                  (iv)  shared power to dispose or to direct the disposition of
                         None


Item 5      Ownership of Five Percent or Less of a Class
              Not applicable

Item 6      Ownership of More Than Five Percent on Behalf of Another Person
              Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported or by the Parent Holding Company
              Not applicable

Item 8      Identification and Classification of Members of the Group
              Not applicable

Item 9      Notice of Dissolution of Group
              Not applicable

Item 10     Certification
              Not applicable


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                          October 17, 1997
                                          ------------------------------------
                                          (Date)


                                          /s/ Michele D. Snyder
                                          ------------------------------------
                                          Michele D. Snyder




                               Page 4 of 4 pages